UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2016

DIRECTVIEW HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-53741	04-3053538
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

21218 Saint Andrews Blvd., Suite 323

Boca Raton, FL 33433

(Address of principal executive offices)

(561) 750-9777

(Registrant’s telephone number, including area code)

[  ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 1, 2016, DirectView Holdings, Inc., a Nevada corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an accredited investor (the “Purchaser”) pursuant to which the Company sold $157,894.74 in principal amount of a 10% Convertible Promissory Note (the “Note”) for a purchase price of $150,000 with a 5% original issue discount (“OIO”). The Company can receive up to $150,000 in net proceeds from the sale of the Note after deducting fees and expenses (the “Consideration”). The Note and the shares of common stock of the Company issuable upon conversion of the Note are collectively referred to herein as the “Securities.”

The Purchaser shall pay $25,000.00 of the Consideration to the Company within a reasonable amount of time after the issuance of this Note (the “First Tranche”). At the closing of the First Tranche, the outstanding principal amount under this Note shall be $32,894.74, which includes the principal amount of the First Tranche and the OID. The Purchaser may, in its sole discretion, fund such additional amounts of the Consideration at any time to the Company. The maturity date for each tranche funded shall be twelve (12) months from the effective date of each payment (each a “Maturity Date”), and is the date upon which the principal sum of each respective tranche, as well as any accrued and unpaid interest and other fees relating to that respective tranche, shall be due and payable.

The Note bears interest at a rate of 10% per annum on the aggregate unconverted and then outstanding principal, subject to increase according to the terms and conditions of the Note. Half of the base interest amount shall be guaranteed and the total amount of interest due on the Note for each tranche funded, for a period of six months, shall be deemed earned as of the funding date of the respective tranche.

The Note is convertible at any time, in whole or in part, at the option of the holder into shares of common stock of the Company at a conversion price equal to 60% of the lowest traded price of the common stock in the prior thirty (30) trading days, which is subject to adjustment for stock dividends, stock splits, combinations or similar events.

At the sole discretion of the purchaser, the Company may prepay in cash any portion of the principal amount of the Note and any accrued and unpaid interest in an amount equal to 125% of the sum of the then outstanding principal amount of the Note and interest. The principal sum due to the holder shall be prorated based on the consideration actually paid by the Purchaser, as well as the applicable interest, such that the Company is only required to repay the amount funded (plus the OID and applicable interest) and the Company is not required to repay any unfunded portion of the Note.

The form of Purchase Agreement and the form of Note are filed hereto as exhibits 10.1 and 4.1, respectively. The foregoing summaries of the terms of these documents are subject to, and qualified in their entirety by, such documents attached hereto, which are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities

Reference is made to the disclosure set forth under Item 1.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

The Securities were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated thereunder (“Regulation D”). The Company made this determination based on the representations of the Purchaser which included, in pertinent part, that the Purchaser was an “accredited investor” within the meaning of Rule 501 of Regulation D and upon such further representations from the Purchaser that (i) the Purchaser is acquiring the securities for its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) the Purchaser agrees not to sell or otherwise transfer the Securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) the Purchaser has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of an investment in the Securities and (iv) the Purchaser is able to bear the economic risk of an investment in the Securities and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for the Securities issued in reliance upon Regulation D.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

4.1	Form of 10% Convertible Promissory Note

10.1	Form of Securities Purchase Agreement, dated September 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIRECTVIEW HOLDINGS, INC.

Dated: September 14, 2016	By:	/s/ Roger Ralston
	Name:	Roger Ralston
	Title:	Chief Executive Officer